EXHIBIT 10.01

SUBLEASE

This Sublease (the “Sublease”) is made as of March 1, 2006 (the “Effective Date”) by and between CiDRA Corporation, a Delaware corporation (“Sublandlord”), and DSL.net, Inc., a Delaware corporation (“Subtenant”).

W I T N E S S E T H:

WHEREAS, pursuant to a certain Lease dated as of March 11, 1998 between WEI Barnes Road, LLC (“Master Landlord”) as landlord thereunder, and Sublandlord as tenant thereunder, as amended by Amendment No. 1 to Lease dated June 1, 1998 and Amendment No. 2 dated March 8, 2004, a copy of which is attached as Exhibit A hereto (the “Master Lease”), Master Landlord leased to the Sublandlord approximately 89,766 rentable square feet of space (comprised of approximately 77,066 usable square feet of space and approximately 12,700 square feet of common area space; the “Premises”) located in the building (the “Building”) situated on the land commonly known as 50 Barnes Industrial Park North, Wallingford, Connecticut (the “Property”), upon and subject to the terms and conditions set forth in the Master Lease; and

WHEREAS, Subtenant desires to Sublease from Sublandlord and Sublandlord desires to Sublease to Subtenant, a portion of the Premises comprised of approximately 18,387 rentable square feet of space (comprised of approximately 15,612 usable square feet and 2,435 square feet of allocable common area space) for the uses set forth in the Master Lease located on the ground floor of the Building, as shown on the site plan attached hereto as Exhibit B, including all furniture and fixtures therein (hereinafter referred to as the “Subleased Premises”). The Subleased Premises comprise approximately 20% (“Subtenant’s Share”) of the Premises, which percentage is based upon a fraction, the numerator of which is the rentable square feet of the Subleased Premises and the denominator of which is the rentable square feet of the Premises, which percentage shall be revised in the event of an increase or decrease of the Premises or Subleased Premises; and

WHEREAS, Subtenant and Sublandlord also desire to allow access to certain common area spaces located within the Premises, including hallways; corridors; bathrooms; mailroom; loading dock; shipping and receiving area (to the extent permitted under the Master Lease); cafeteria area; foyers and fitness center, as shown on the site plan attached hereto as Exhibit C (hereinafter referred to as the “Common Area”). In addition, Subtenant shall be entitled to the nonexclusive right to use the common areas set forth in Paragraph 2 of the Master Lease to the extent available to Sublandlord; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Master Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEMISE OF PREMISES. Sublandlord hereby demises and Subleases to Subtenant, and Subtenant hereby hires and takes from Sublandlord, the Subleased Premises for the Term (as hereinafter defined) and upon the conditions hereinafter set forth. Except as expressly provided herein, the Subleased Premises are being delivered in their AS IS condition, without representation or warranty whatsoever by Sublandlord. Sublandlord represents that the copy of the Master Lease attached hereto is a true and complete copy of the Master Lease; that the Master Lease is in full force and effect; that Sublandlord is not in default under the Master Lease; and that, to the best of its knowledge, Master Landlord is not in default under the Master Lease.

2. TERM.

(a) Subject to Section 21 hereof, the term of this Sublease shall commence on March 1, 2006 (the “Commencement Date”) and expire on the Expiration Date (as defined below), subject to earlier termination or extension, as provided herein (the “Term”).

(b) The Term shall end at 5:00 p.m., Eastern Standard Time, on March 25, 2011 (the “Expiration Date”), unless the term shall sooner terminate or be extended pursuant to the provisions hereof or pursuant to law.

3. SUBORDINATION TO AND INCORPORATION OF THE MASTER LEASE.

  (a) This Sublease is in all respects subject and subordinate to the terms and conditions of the Master Lease. Subtenant agrees that Subtenant has reviewed and is familiar with the Master Lease, and will not do or suffer or permit anything to be done which would result in a default or breach on the part of Sublandlord as tenant under the Master Lease or cause the Master Lease to be terminated. If, however, the Master Lease is terminated prior to its scheduled expiration, for any reason whatever (except as a result of a breach or default by Sublandlord), as to all or any portion of the Subleased Premises, this Sublease shall likewise and to the same extent terminate, without further notice and without further obligation or liability on the part of Sublandlord. If the Master Lease shall be terminated by the Master Landlord as a result of any breach of the Master Lease or default arising from Subtenant’s failure or neglect in observing the terms and conditions thereof, Subtenant shall be liable to Sublandlord for all damages incurred or suffered by Sublandlord as a result thereof, and shall indemnify and defend Sublandlord from and against the same. If the Master Lease shall be terminated by the Master Landlord as a result of any breach of the Master Lease or default arising from Sublandlord’s failure or neglect in observing the terms and conditions thereof, Sublandlord shall be liable to Subtenant for all damages incurred or suffered by Subtenant as a result thereof, and shall indemnify and defend Subtenant from and against same. These indemnities shall survive the expiration or early termination of Sublease.

(b) Except as otherwise expressly provided in this Sublease, the terms, covenants, conditions, rights, obligations, remedies and agreements of the Master Lease are incorporated into this Sublease by reference and made a part hereof as if fully set forth herein and shall constitute the terms of this Sublease, mutatis, mutandis, Sublandlord being substituted for “Landlord” thereunder and Subtenant being substituted for “Tenant” thereunder, except to the extent that such terms are specifically inconsistent with the terms of this Sublease, except for Sections 3 (except the second to last sentence of the last paragraph thereof), 4, 6 (except the definition of Common Expenses and the sentences which follow to the end of the second paragraph thereof), the last paragraph of Section 12 of the Master Lease, 15, Landlord’s obligations under Section 21 of the Master Lease, 23, 25, 29, 36 and 37 of the Master Lease.

(c) During the Term, Sublandlord covenants and agrees (i) to observe and perform all of its obligations under the Master Lease to the extent not assumed by Subtenant under this Sublease and not to take any action or inaction that would cause an event of default by Sublandlord thereunder, (ii) to provide Subtenant with prompt notice of any modification to the Master Lease and any notice of default by Subtenant under the Master Lease received from Master Landlord, and (iii) not to enter into any amendment or modification of the Master Lease which would have a material impact on this Sublease or the Subleased Premises without the prior written consent of Subtenant.

4. RENT.

(a) Commencing on the June 1, 2006 (the “Rent Commencement Date”) and monthly thereafter until the Expiration Date, subject to the below provisions of this Section 4(a), Sublessee shall pay to Landlord annual fixed rent (the “Fixed Rent”) equal to the following:

Date	Fixed Rent Per RSF	Monthly Installments
6/1/06 - 3/31/07	$11.50	$17,620.88
4/1/07-3/25/11	$12.06	$18,478.94

There shall be no Fixed Rent or Subtenant Surcharges (as hereinafter defined) from the Commencement Date through May 31, 2006. The rent is payable in advance in equal monthly installments of amounts listed in the table above prorated on a per diem basis in the case of any partial months during the Term. The first installment of Fixed Rent shall be due on the Rent Commencement Date and each monthly installment thereafter shall be due on or before the first (1st) day of calendar month preceding the calendar month for which such payment is made, without notice or demand and without abatement, set-off or deduction. The Fixed Rent includes Subtenant’s share of charges for Common Expenses (as defined in the Master Lease), Taxes (as defined in the Master Lease), electricity, insurance, trash removal, cleaning supplies, bathroom supplies, cafeteria service subsidy, fitness center usage, parking and exterior security system, but does not include Subtenant Surcharges.

(b) In addition to the Fixed Rent and any other sums which Subtenant may be obligated to pay pursuant to any other provision of this Sublease, Subtenant agrees to pay to Sublandlord all Subtenant Surcharges as additional rent hereunder in accordance with the provisions of

Section 4(c) of this Sublease, below. As used herein, the term “Subtenant Surcharges” shall mean, (A) commencing in 2007, Subtenant’s Share of all increases in (i) Common Expenses in excess of Sublandlord’s Common Expenses due for calendar year 2006 (“Base Year”), on a prorated basis, (ii) expenses for trash removal, cleaning supplies, bathroom supplies, cafeteria service subsidy, and security system due for the Base Year, and (iii) Taxes in excess of Sublandlord’s Taxes due for the Base Year; and (B) all amounts which become due and payable by Landlord to the Master Landlord under the Master Lease (without additional charge or profit to Landlord) whether as additional charges or for any extra services or otherwise, in each case which would not have become due and payable but for the acts and/or failures to act of Subtenant under this Sublease or which are otherwise attributable to the Subleased Premises, including but not limited to: (i) any increases in the Master Landlord’s or Sublandlord’s fire, rent or other insurance premiums resulting from any act or omission of Subtenant, (ii) any additional rent or charges under the Master Lease payable by Sublandlord on account of any additional service used by Subtenant as may be provided under the Master Lease or with the consent of Master Landlord, and (iii) due to any excess use of electricity as detected by an independent electrical consultant hired by Sublandlord.

(c) Subtenant shall pay the additional rents set forth in subsection (b) of this Section 4 within five (5) business days after the presentation of copies of Master Landlord’s statements therefore by the Sublandlord to Subtenant, provided that to the extent that the Master Landlord does not issue statements therefor, Subtenant shall make any such payment five (5) business days before the corresponding or related payment is due and payable by Sublandlord to the Master Landlord or to a third party, upon prior written notice from Sublandord to Subtenant advising of same, or as otherwise herein provided. Sublandlord shall have the right to require Subtenant to pay monthly estimates of the Subtenant Surcharges to the extent that Sublandlord is required to make monthly estimated payment of Additional Rent under Paragraph 6 of the Master Lease, which amount will be due on the first of each month, commencing with the next month following written notice from Sublandlord (together with substantiating detail from the Master Landlord of the assessment of such additional charges against Sublandlord); provided, however, Sublandord shall provide Subtenant with prompt notice of any true-up of such estimates between Master Landlord and Sublandlord, and the parties hereto shall effect a corresponding true-up of the estimated Subtenant Surcharges paid by Subtenant in advance hereunder. Notwithstanding the foregoing, (i) if the Master Lease provides that a payment of additional rent is payable by Sublandlord to the Master Landlord within a shorter period of time, Subtenant shall pay the additional rent provided for in this Section 4 relating to such payment of additional rent in immediately available funds no later than the business day next preceding the date that Sublandlord shall be so required to pay, upon prior written notice from Sublandord to Subtenant advising of same, and (ii) if the Master Lease provides that a payment of additional rent thereunder is payable by Sublandlord to the Master Landlord on demand, then Subtenant shall pay any additional rent provided for in this Section 4 relating to such payment of additional rent under the Master Lease upon the demand of Sublandlord. Any failure or delay by Sublandlord in billing any sum set forth in this Section 4 shall not constitute a waiver of Subtenant's obligation to pay the same in accordance with the terms of this Sublease.

(d) Sublandlord shall promptly furnish to Subtenant a copy of each notice or statement from the Master Landlord affecting the Subleased Premises with respect to Subtenant's obligations hereunder. If Sublandlord, of its own accord or the reasonable request (and sole cost) of Subtenant, disputes the correctness of any such notice or statement (which right to dispute shall not be deemed to create an obligation to litigate, arbitrate or mediate), and if such dispute is resolved in Sublandlord's favor, or if Sublandlord shall receive any refund of additional rent with or without a dispute, Sublandlord shall promptly apply to Subtenant’s account any refund (after deducting from the amount of any such refund an equitable portion of all expenses, including court costs and reasonable attorneys' fees, incurred by Sublandlord in resolving such dispute) received by Sublandlord in respect (but only to the extent) of any related payments of additional rent made by Subtenant less any amounts theretofore received by Subtenant directly from the Master Landlord and relating to such refund; provided, however, that, if Sublandlord is required under the terms of the Master Lease to pay such amounts pending the determination of any such dispute (by agreement or otherwise), Subtenant shall pay the full amount of the Fixed Rent and Subtenant Surcharges in accordance with this Sublease and the Master Landlord’s statement or notice.

(e) The Fixed Rent, Subtenant Surcharges and any other amounts payable pursuant to this Sublease shall be paid by Subtenant to Sublandlord at the address first set forth in Section 24 hereof, or at such other place as Sublandlord may hereafter designate from time to time in writing, in lawful money of the United States of America, by, at Sublandlord's option, a good unendorsed check, subject to collection, as and when the same become due and payable, without demand therefor and without any deduction, set-off or abatement whatsoever. Any other amounts of additional rents and other charges herein reserved and payable shall be paid by Subtenant in the manner and to the persons set forth in the statement from Sublandlord describing the amounts due. All Subtenant Surcharges and all other costs, charges and expenses which Subtenant assumes, agrees or is obligated to pay to Sublandlord pursuant to this Sublease shall be additional rent and in the event of nonpayment thereof Sublandlord shall have all the rights and remedies with respect thereto as are herein provided for in case of nonpayment of the Fixed Rent reserved hereunder.

(f) A monthly late charge in the amount of five percent (5%) of the amount due may, at Sublandlord’s option, be charged as additional rent for any payments of Fixed Rent received later than the tenth (10th) day of the month. A fifty dollar ($50.00) service charge may be charged as additional rent for any returned checks.

5. USE. Subtenant shall have the right to use and occupy the Subleased Premises for uses permitted under the Master Lease or as otherwise agreed to by the parties as evidenced by the execution of Landlord’s Consent to Sublease attached hereto as Exhibit D.

6. SECURITY DEPOSIT. On the Commencement Date, Subtenant shall pay to Sublandlord a security deposit equal to approximately three month’s rent hereunder, which shall be FIFTY TWO THOUSAND, EIGHT HUNDRED SIXTY TWO and 63/100 Dollars ($52,862.63) (“Security Deposit”), to secure the faithful performance of the terms of this Sublease, including the payment of all rental amounts that come due. Sublandlord shall maintain the same in a risk-free, interest-bearing separate account (e.g., certificate of deposit, or the like), earmarked as being Subtenant’s Security Deposit hereunder and established using Subtenant’s taxpayer identification number. It is agreed that in the event Subtenant defaults beyond any applicable notice and cure period in respect of any of the terms, provisions, covenants, and conditions of this Sublease, including, but not limited to, the payment of Fixed Rent and Subtenant Surcharges, Sublandlord may draw upon the funds held on account as the Security Deposit to the extent required for the payment of any Fixed Rent and Subtenant Surcharge or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default (beyond applicable notice and cure periods) in respect of any of the terms, provisions, covenants, and conditions of this Sublease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants, and conditions of this Sublease, the funds on deposit with Sublandlord, including all interest accrued thereon, shall be returned to Subtenant within thirty (30) days after the Expiration Date and after delivery of entire possession of the Subleased Premises to Sublandlord. In the event of the termination of the Master Lease prior to expiration of this Sublease, Sublandlord shall return the Security Deposit and all interest accrued thereon to Subtenant within three (3) business days following expiration of the Master Lease. Sublandlord agrees to return the Security Deposit and all accrued interest thereon to Subtenant within three (3) business days following the deposit with Sublandlord by a permitted assignee of funds equal to the original Security Deposit, to be held as the new Security Deposit hereunder, in the name of such assignee (or, at Subtenant’s direction, to apply the security deposit for the benefit of the designated assignee of this Sublease) and, otherwise, Subtenant covenants that it will not assign or encumber or attempt to assign or encumber any funds on deposit, and that, except as provided herein, neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Except in connection with the termination or expiration of this Sublease, in the event Sublandlord withdraws funds on deposit as the Security Deposit as permitted hereunder, Subtenant shall provide cash in the amount of the amount so drawn within seven (7) days after Sublandlord notifies Subtenant of the withdrawal so that at all times the total amount of funds in the account held by Sublandlord shall be equal to the aggregate Security Deposit. Notwithstanding anything to the contrary above, in the event Sublandlord is involved in a bankruptcy or insolvency proceeding under state or Federal law at any time during the final three months of the Term of this Sublease, then the parties hereto agree that Subtenant may elect to satisfy its then current monthly rental obligation hereunder by directing Sublandlord, in writing, to apply the corresponding portion of the Security Deposit as a credit toward Subtenant’s rental obligations hereunder.

7. CONDITION OF PREMISES. Subtenant represents and warrants that it has made a thorough examination of the Subleased Premises, all appurtenances attached thereto, and all improvements located therein, and it is familiar with the condition thereof. Subtenant acknowledges that it enters into this Sublease without any representation or warranties by Sublandlord or anyone acting or purporting to act on behalf of Sublandlord, as to present or future condition of the Subleased Premises or the appurtenances thereto or any improvements therein or of the Building, except as otherwise specifically set forth herein. Subject to the following sentences, it is further agreed that Subtenant does and will accept the Subleased Premises “AS IS” in its present condition. Sublandlord has no obligation to perform any work therein, or contribute to the cost of any work, other than 50% of the cost of the renovation to the front lobby area (being conducted by Subtenant, as a permitted Alteration (as defined in Section 8) hereunder), designed to permit general access to the Building for Sublandlord and Subtenant, and segregated office access to each of the parties from within that front lobby area. Sublandlord agrees to reimburse Subtenant for this amount within three (3) business days of delivery of an itemized statement from Subtenant (or Subtenant’s architect) listing such costs.

8. ALTERATIONS. Subtenant shall not make any changes, alterations, additions or improvements (collectively, “Alterations”) to the Subleased Premises without (i) first obtaining the written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) if required by the Master Lease, first obtaining the written consent of the Master Landlord. Sublandlord hereby acknowledges and agrees that it has consented to Subtenant’s plans for Subtenant’s initial build-out of the Subleased Premises shown on the floor plan and statement of work attached hereto as Exhibit D, subject to Master Landlord’s consent to the same.

9. FAILURE OF SUBLANDLORD TO PERFORM OBLIGATIONS. Notwithstanding anything to the contrary stated herein, Subtenant acknowledges and agrees that Sublandlord shall have no obligation to provide any services to the Premises or to perform the terms, covenants, conditions or obligations contained in the Master Lease on the part of Master Landlord to be performed. Subject to the below provisions of this Section 9, Subtenant agrees to look solely to the Master Landlord for the furnishing of such services and the performance of such terms, covenants, conditions or obligations. In the event that Master Landlord shall fail to furnish such services or to perform any of the terms, covenants, conditions or obligations contained in the Master Lease on its part to be performed, Sublandlord shall be under no obligation or liability whatsoever to Subtenant for such failure; however, Sublandlord shall use commercially reasonable best efforts, upon Subtenant’s request, to cause Master Landlord to comply with its obligations under the Master Lease affecting the Subleased Premises, including without limitation making written requests of Master Landlord to so perform and, when deemed necessary by Subtenant, bringing legal action, at Subtenant’s cost, to enforce Sublandlord’s rights under the Master Lease relating to the Subleased Premises.

10. ACCESS. Sublandlord, Master Landlord and their respective agents, employees, contracts and designers may, at reasonable times and upon reasonable notice, enter the Subleased Premises (a) to view the Subleased Premises, (b) without implying any obligation on the part of Sublandlord to do so, make repairs and alterations as Sublandlord and/or Master Landlord should elect to do, and (c) to show the Subleased Premises to others, before the expiration of the Term. Master Landlord’s right to access is governed by the Master Lease. Sublandlord shall use reasonable efforts to not unreasonably interfere with the conduct of Subtenant’s business at the Subleased Premises with respect to the aforesaid access rights.

11. INDEMNIFICATION; INSURANCE. Subtenant shall indemnify, defend and hold harmless Sublandlord and Master Landlord and their respective partners, agents, employees, mortgagees or contractors from and against any and all claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and disbursements) arising from or in connection with (i) the use of the Subleased Premises during the Term, (ii) the conduct or management of any work or thing whatsoever done in or about the Subleased Premises during the Term and from any condition or any injury to or death of persons or damage to property occurring or resulting from an occurrence during the Term in or about the Subleased Premises, unless caused by the Sublandlord; and (ii) any breach or default on the part of the Subtenant in the performance of any covenant or agreement on the part of the Subtenant to be performed pursuant to the terms of this Sublease which causes a breach of the Master Lease or from any negligent act or omission on the part of the Subtenant or any of its “Related Parties,” as hereinafter defined, related to or arising from the use and occupancy of the Subleased Premises or the Cafeteria, fitness center and other Common Areas under this Sublease and Master Lease. The Subtenant further agrees to indemnify the Sublandlord from and against all reasonable costs, expenses (including reasonable attorneys’ fees) and other liabilities incurred in connection with any such indemnified claim or action or proceeding brought thereon, any and all of which, if reasonably suffered, paid or incurred by the Sublandlord, the Subtenant shall pay promptly upon demand to the Sublandlord as additional rent. Sublandlord shall indemnify, defend and hold harmless Subtenant and Master Landlord and their respective partners, agents, employees, officers, directors, mortgagees or contractors from and against any and all claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and disbursements) arising from or in connection with the gross negligence or willful misconduct of Sublandlord or its partners, employees, agents or contractors, or any breach or default by Sublandlord of Sublandlord's obligations under this Sublease. The terms of this Section shall survive the termination or expiration of this Sublease. Subtenant shall be required to maintain at its own expense, during the term of this Sublease, Comprehensive General Liability Insurance, including contractual liability coverage, with minimum limits of not less than $5,000,000 per occurrence, and applicable Worker’s Compensation insurance with statutory minimum limits, and Employer’s Liability Insurance with minimum limits of not less than $5,000,000. Such insurance policies shall be issued by insurance companies licensed to do business in Connecticut, shall name Sublandlord and Master Landlord as additional insureds as their interests may appear and shall provide that the insurance shall not be canceled or materially changed in the scope or amount of coverage unless fifteen (15) days advance written notice is given to Sublandlord. Prior to the Commencement Date, Subtenant shall provide Sublandlord with a certificate of insurance, evidencing such coverages and naming Sublandlord and Master Landlord as additional insureds.

12. ASSIGNMENT AND SUBLETTING. Except as more fully provided in Sections 12(a), 12(b) and 12(c) below, Subtenant shall not assign, mortgage, or encumber, nor sublet, the Subleased Premises, or any part thereof, to anyone other than a Successor Entity (as defined below), an Affiliate (as defined below) or other permitted assignee/sublessee, without the prior written consent of Sublandlord and Master Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Anything in this Section 12 to the contrary notwithstanding:

(a) Subtenant may, upon thirty (30) days’ prior written notice to Sublandlord and Master Landlord (but without Sublandlord’s and Master Landlord’s prior consent), assign its entire interest in this Sublease, or sublet the whole of the Subleased Premises, on one or more occasions, to an Affiliate of Subtenant or to a Successor Entity of Subtenant, provided that the following conditions have been met: (i) Subtenant shall not be in default beyond expiration of applicable notice and cure periods, if any, of any of the terms, covenants, conditions and agreements of this Sublease as of the date of assignment or sublet, as the case may be; (ii) such assignee or sublessee shall have a net worth, as of the proximate date of the assignment or sublet, at least equal to the net worth of Subtenant as of the date hereof, as evidenced by the assignee’s or sublessee’s most recent audited financial statements, no more than twelve (12) months old, or most recent unaudited, interim financial statements, as the case may be; and (iii) in the case of an assignment or sublet, Subtenant shall remain primarily liable for the performance or observance of all of the terms and provisions on Subtenant’s part to be performed or observed under this Sublease for the remainder of the then current term (it being understood and agreed that Sublessee shall be released from all of such future obligations in the event the assignee or sublessee extends or renews the Sublease or contracts for the sublet of additional space within the Premises). Subtenant’s notice to the Sublandlord and Master Landlord shall include information and documentation showing that each of the above conditions has been, or as of the effective date of assignment or sublet will be, satisfied. In the case of an assignment or sublease for which consent would be required hereunder, Subtenant shall reimburse the Master Landlord for any reasonable and documented costs that may be incurred by the Master Landlord in connection with such proposed assignment or sublease, including, without limitation, the reasonable and documented costs of making investigations as to the acceptability of any proposed assignee or subtenant, and reasonable and documented attorneys’ fees with respect to each proposed assignment or sublease, subject in any event to a cap of $500.00, in connection with each proposed assignment or sublet, as the case may be.

(b) If Subtenant is a corporation, limited liability company, partnership, or similar entity, and if Subtenant experiences a Change of Control (as defined below) during the Term, such Change of Control shall constitute an assignment under this Section 12 and shall necessitate Sublandlord and Master Landlord’s consents, subject to and except as otherwise provided in this Section 12. The provision in the foregoing sentence of this Section 12(b) requiring consent shall not apply to Subtenant so long as Subtenant is an entity with a class of outstanding securities which is listed or quoted on a recognized securities exchange or market immediately prior to the effective date of the proposed Change of Control transaction, or if in excess of 50% of its voting stock is owned directly or indirectly by another entity with a class of securities which are so listed or quoted, immediately prior to the effective date of the proposed Change of Control transaction.

(c) For the purpose of this Sublease, an “Affiliate” of a party shall mean any entity which directly or indirectly controls or is controlled by or is under common control with such party. For the purposes of this Section 12, “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, or by contract or otherwise. A “Successor Entity,” as used in this Section, shall mean an entity assuming this Sublease in connection with such entity’s acquisition of all or substantially all of the assets of Subtenant, its successors or assigns (by stock or asset acquisition, merger, consolidation or the like), or any successor to a Successor Entity.

For purposes hereof, a “Change of Control” shall mean the occurrence after the date hereof of any of the following (i) an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Subtenant or an employee benefit plan sponsored by Subtenant, becomes (for the first time, as result of the subject transaction) the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Subtenant representing more than fifty percent (50%) of the total voting power represented by Subtenant’s then outstanding voting securities, or (ii) Subtenant merges into or consolidates with any other Person, or any Person merges into or consolidates with Subtenant and, after giving effect to such transaction, the stockholders of Subtenant immediately prior to such transaction own outstanding voting securities which are less than in excess of 50% of the aggregate voting power of Subtenant or the successor entity of such transaction, or (iii) Subtenant sells or transfers all or substantially all of its assets to another Person and the stockholders of Subtenant immediately prior to such transaction own outstanding voting securities of Subtenant representing less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction.

13. CASUALTY AND CONDEMNATION. Notwithstanding any provision hereof to the contrary, in the event that the Master Lease shall be terminated by Master Landlord, as applicable, on account of any fire, casualty or condemnation (and whether or not the Premises are affected thereby), this Sublease shall terminate as of the same date that the Master Lease terminates, without any further liability or obligation on the part of Sublandlord to Subtenant whatsoever, and Subtenant’s obligation to pay Fixed Rent, additional rent and Subtenant Surcharges shall be apportioned as of the date on which Sublandlord’s obligation to pay rent to Master Landlord ceases under the Master Lease. In the case of any casualty or condemnation affecting the Premises giving Sublandlord the right to terminate the Master Lease, Sublandlord may terminate the Master Lease in its sole and unfettered discretion, and Sublandlord shall incur no liability or obligation to Subtenant in so doing, and Subtenant’s obligation to pay Fixed Rent, additional rent and Subtenant Surcharges shall be apportioned as of the date on which Sublandlord’s obligation to pay rent to the Master Landlord ceases under the Master Lease. Sublandlord shall provide Subtenant with notice of such termination simultaneously with its notice to Master Landlord. As to any other casualty or condemnation materially affecting the Subleased Premises, Subtenant shall have the right to terminate this Sublease (i) if the reconstruction by Master Landlord of the Subleased Premises has not been substantially completed within six (6) months after the date of casualty, by delivering written notice of termination to Sublandlord within thirty (30) days of the expiration of said six month period; or (ii) if the casualty occurs in the last year of the term and cannot be reasonably reconstructed within ninety (90) days of the casualty. If Subtenant does not so terminate this Sublease and Sublease and Master Landlord do not terminate the Master Lease pursuant to the terms of the Master Lease, (i) it shall be the obligation of Master Landlord under the Master Lease to repair and restore the same (to the extent set forth therein), and (ii) Subtenant shall be entitled to an abatement (to the extent Sublandlord is entitled to a rent abatement under the Master Lease) of Fixed Rent and additional rent to the extent the Subleased Premises are unusable or inaccessible by Subtenant in the conduct of its business. The abatement, to the extent applicable, shall be from the date of the casualty to the date the Subleased Premises are restored.

14. CAFETERIA. Subtenant acknowledges that Sublandlord presently operates a subsidized cafeteria facility in the Building (the “Cafeteria”). To the extent Sublandlord elects to continue to operate a Cafeteria in the Premises (Sublandlord having no obligation to do so), the Cafeteria shall be available for the use of the employees and a reasonable number of invitees of Subtenant, subject to such reasonable rules and regulations as Sublandlord may provide in writing to all tenants of the Building.

15. FITNESS CENTER. There is presently a fitness center in the Building, which shall be available to all employees of Subtenant on the same terms and conditions as are available to the employees of all other tenants at the Building, to the extent Sublandlord elects to continue to operate a fitness center in the Premises (Sublandlord having no obligation to do so). Subtenant, and each employee of Subtenant desiring to use the fitness center, must first sign a release and waiver of liability releasing Sublandlord and Master Landlord of any liability for injury or damage (including indirect and consequential damages and reasonable attorneys’ fees) resulting from such use of the fitness center, and Subtenant agrees to protect, defend, indemnify and save the Sublandlord and Master Landlord harmless from and against any and all claims and liability arising from or as a result of an employee of Subtenant using the fitness center. This indemnity shall survive the expiration or early termination of this Sublease.

16. PARKING. Subtenant shall have the right to use a ratable portion of Sublandlord’s parking spaces at the Property to the extent available to Sublandlord under the Master Lease (and such additional unreserved spaces as shall generally be available to Sublandlord at any given time), provided that spaces shall not be designated as exclusive or reserved for Subtenant’s use.

17. SIGNAGE. Subtenant may, at its expense, install signage on its entrance door, subject to the prior approval of Master Landlord. It is the responsibility of Subtenant to ensure that any such signage is in compliance with applicable zoning regulations.

18. FURNITURE. During the Term, Subtenant shall have the right to use the existing cubicles in the Subleased Premises (of which there are approximately 56 in number). Subtenant shall maintain such cubicles in their current condition, subject to ordinary wear and tear and shall keep the same lien free; provided, however, that if any of such cubicles shall become obsolete or are otherwise unusable or unnecessary for Subtenant’s operations, Subtenant shall have the right (a) after providing Sublandlord with ten (10) business days prior written notice of its intention to discard and Sublandlord’s failure to retrieve the disassembled cubicles (which obligation to disassemble shall be Subtenant’s) during such period, to deem the property abandoned and to discard same at any location off of the Property in any lawful manner without any liability for the value of the cubicles therefor; or (b) to reconfigure the cubicles.

19. ENVIRONMENTAL. Sublandlord represents and warrants that, to the best of its knowledge, there are currently no Hazardous Materials or Wastes on, in, at or affecting the Property in violation of any Law. Sublandlord represents and warrants that it has not received any notices or communications from any governmental authority, of any violation of Law at the Property with respect to the acquisition, handling, storage, treatment, shipment or disposal of, or any other matters pertaining to, Hazardous Materials or Wastes at the Property. Sublandlord has completed a Phase 1 site assessment of the Property and the general area of the Property is monitored for certain chemicals related to the previous operations. Sublandlord has provided Subtenant with a copy of such Phase 1.

Subtenant hereby covenants to Sublandlord that: (a) Subtenant shall (i) comply with all Laws applicable to the discharge, generation, manufacturing, removal, transportation, treatment, storage, disposal and handling of Hazardous Materials or Wastes as apply to the activities of the Subtenant, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns (“Related Parties”) at the Property, (ii) remove any Hazardous

Materials or Wastes unlawfully used or brought onto the Property by Subtenant or any of its Related Parties, or otherwise discharged, released or disposed by Subtenant or any of its Related Parties immediately upon discovery of same in accordance with all applicable laws and orders of governmental authorities having jurisdiction, (iii) pay or cause to be paid all costs associated with such removal including remediation and restoration of the Subleased Premises, and (iv) indemnify Sublandlord and Master Landlord from and against all losses, claims and costs arising out of the migration of Hazardous Materials or Wastes used or brought onto the Property by or otherwise discharged, released or disposed of by Subtenant or any of its Related Parties from or through the Subleased Premises into or onto or under other portions of the Building or the Property or other properties; (b) Subtenant shall keep the Property free of any lien imposed pursuant to any applicable Law in connection with any Hazardous Materials or Wastes used, brought in to, discharged, released or disposed of on the Subleased Premises by Subtenant or any of its Related Parties; (c) Subtenant or any of its Related Parties shall not install or permit to be installed or to exist in the Subleased Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which is unlawful or unlawfully used and has been determined to be a hazard to health and environment; (d) Subtenant shall not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Subtenant or any of its Related Parties or any occupant of the Subleased Premises authorized by Subtenant, its agents, contractors, employees, a releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping of any Hazardous Materials or Wastes on the Subleased Premises; (e) Subtenant shall give all notifications and prepare all reports required by Law or any other law with respect to Hazardous Materials or Wastes existing on, released from or emitted from the Subleased Premises, or discharged or disposed of as a result of Subtenant’s or any of its Related Parties’ actions or inactions or business operations (and shall give copies of all such notifications and reports to Sublandlord); (f) Subtenant shall promptly notify Sublandlord in writing of any unlawful release, spill, leak, emittance, pouring, discharging, emptying or dumping of Hazardous Materials or Wastes in or on the Subleased Premises; (g) Subtenant shall pay for periodic environmental monitoring by Sublandlord of the Subleased Premises as well as subsurface testing paid as additional rent if the Sublandlord reasonably believes a violation of a Hazardous Materials or Waste Law exists as a result of Subtenant or any of its Related Parties’ actions; and (h) Subtenant shall promptly notify Sublandlord and Master Landlord in writing of any summons, citation, directive, notice, letter or other communication, written or oral, from any local, state or federal governmental agency, or of any claim or threat of claim known to Subtenant, made by any third party relating to the presence or releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping of any Hazardous Materials or Wastes onto the Subleased Premises. Subtenant represents and warrants that, to its knowledge, Subtenant does not currently use any Hazardous Materials or Wastes in its business operations in violation of law, and Subtenant shall immediately notify Sublandlord and Master Landlord prior to bringing any Hazardous Materials or Wastes onto the Premises for use in Subtenant’s business operations not in compliance with applicable laws, which notice shall include a list of such Hazardous Materials or Wastes and quantities thereof. Subtenant shall not be permitted to bring Hazardous Materials or Wastes on the Property except in accordance with all laws.

The term “Hazardous Materials or Wastes” shall mean any hazardous or toxic materials, pollutants, chemicals, or contaminants, including without limitation asbestos, asbestos-

containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBS) and petroleum products as defined, determined or identified as such in any Laws, as hereinafter defined. The term “Laws” means any federal, state, county, municipal or local laws, rules or regulations (whether now existing or hereinafter enacted or promulgated) including, without limitation, the Clean Water Act, 33 U.S.C. §1251 et seq. (1972), the Clean Air Act, 42 U.S.C. §7401 et seq. (1970), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Subsection 1802, and The Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901 et seq., any similar state laws, as well as any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

Subtenant hereby agrees to defend, indemnify and hold harmless Sublandlord and Master Landlord and their employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination), excluding consequential or indirect damages, incurred by such indemnified parties as a result of or in connection with the presence or removal of Hazardous Materials or Wastes from the Subleased Premises resulting from the Subtenant’s occupancy of the Subleased Premises or as a result of or in connection with activities by Subtenant or its Related Parties prohibited under this Section 19. The provisions of the Section shall survive the expiration or termination of this Sublease.

Sublandlord hereby agrees to defend, indemnify and hold harmless Subtenant, its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination), excluding consequential or indirect damages, incurred by such indemnified parties solely as a result of any Hazardous Materials or Wastes brought onto the Premises by Sublandlord, except for such damages, claims, losses, liabilities, judgment costs or expenses that are a result of Subtenant’s actions or the actions of any of Subtenant’s Related Parties. The provisions of the Section shall survive the expiration or termination of this Sublease.

20. CONSENTS. In no event shall Sublandlord be liable for failure to give its consent or approval in any situation where consent or approval has been withheld or refused by Master Landlord, whether or not such withholding or refusal was proper.

21. CONSENT OF MASTER LANDLORD. Subtenant hereby acknowledges and agrees that this Sublease is subject to and conditioned upon Sublandlord obtaining the written consent (the “Consent”) of Master Landlord as provided in the Master Lease. Promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant, Sublandlord shall submit this Sublease, together with the form Landlord Consent to Sublease attached hereto, to Master Landlord. It is expressly understood and agreed that notwithstanding anything to the contrary contained herein, the Term shall not commence, nor shall Subtenant take possession of the Subleased Premises or any part thereof, until the Consent has been obtained. Subtenant hereby agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable requests made of Subtenant by Sublandlord and Master Landlord in the procurement of the Consent and the negotiation of the Landlord Consent to Sublease. In the event that Master Landlord fails to approve this Sublease within five (5) business days of the date hereof, either party, upon notice to the other within three (3) business days after the expiration of such five (5) business day period, may elect to terminate this Sublease, whereupon Sublandlord shall promptly refund any amounts deposited hereunder, and this Sublease shall be of no further force and effect.

22. DEFAULT BY SUBTENANT. Subtenant covenants and agrees that in the event that it shall default in the performance of any of the terms, covenants and conditions of this Sublease or the Master Lease, Sublandlord shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law, including, without limitation, the remedy of summary proceeding, and also any and all of the rights and remedies specifically provided for in the Master Lease, which are incorporated herein and made a part hereof, with the same force and effect as if herein specifically set forth in full, and that wherever in the Master Lease rights and remedies are given to Master Landlord therein named, the same shall be deemed to refer to Sublandlord herein. Notwithstanding anything to the contrary stated in the Master Lease, the cure periods to which Subtenant shall be entitled with respect to Subtenant’s defaults under the first paragraph of Section 22 thereof shall be as follows: (i) five (5) days for monetary defaults, and (ii) twenty (20) days for nonmonetary defaults. The sixty (60) day period set forth therein shall be forty-five (45) days with respect to Subtenant’s defaults.

23. DEFAULT BY SUBLANDLORD. If Sublandlord defaults under any of the terms or provisions of this Sublease (a "Sublandlord Default") and does not cure the same within a period of thirty (30) days after written notice from Subtenant that such a default exists, or within a reasonable period of time thereafter if such default cannot reasonably be cured within thirty (30) days, provided Sublandlord is diligently prosecuting the cure to completion, Subtenant shall have: (i) all rights and remedies permitted by law for a landlord default; and (ii) with respect to material defaults, the right to require Sublandlord to use reasonable efforts to enforce its self help rights under Section 23 of the Master Lease, which reasonable efforts shall not be deemed to include an obligation to litigate, arbitrate or mediate.

24. NOTICE. Whenever, by the terms of this Sublease, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “notice”) shall or may be given either to Sublandlord or to Subtenant, such notice shall be in writing and shall be sent by hand delivery, reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address or addresses as may from time to time hereafter be designated by Sublandlord or Subtenant, as the case may be, by like notice):

(a)	If intended for Sublandlord, to:

CiDRA Corporation
50 Barnes Park North
Wallingford, CT 06492
Attn: Michael Grillo, Vice President and General Counsel

(b)	If intended for Subtenant, to:

DSL.net, Inc.
545 Long Wharf Drive, 5th Floor
New Haven, Connecticut 06511

Attn: Robert Kalina, Vice President - Business Operations

All such notices shall be deemed to have been served on the date of actual receipt (in the case of hand delivery), or one (1) business day after such notice shall have been deposited with a reputable overnight courier, or three (3) business days after such notice shall have been deposited in the United States mails within the continental United States (in the case of mailing by registered or certified mail as aforesaid).

25. OFFER FOR EXTENSION OF TERM ON EXISTING PREMISES. Sublandlord’s lease of the Premises expires March 31, 2011, subject to a one-time right to extend for seven (7) years. At least nine (9) months prior to expiration of this Sublease, Sublandlord shall provide Subtenant with written notice of its intention to extend or not extend, as the case may be, the Master Lease with the Master Landlord (“Sublandlord’s Extension Notice”). If Sublandlord advises Subtenant in Sublandlord’s Extension Notice of its intention to extend the Master Lease, or enter into a new lease for the Premises, and the conditions described below have been satisfied, then Sublandlord may offer Subtenant the right, at its sole option, to extend the term of this Sublease for a term to be determined by Sublandlord, in its sole discretion (provided, such term shall be at least a minimum of one (1) year and no more than three (3) years, unless otherwise mutually agreed to by the parties), which offer shall be made by Sublandlord in writing and delivered to Subtenant at the same time as the delivery of Sublandlord’s Extension Notice or commensurate with Sublandlord’s notification to the Master Landlord of its exercise of its renewal option under the Master Lease (“Sublandlord Extension Offer”). The Sublandlord Extension Offer shall be on all of the terms herein, except that the Fixed Rent shall commence upon the commencement of the extension term and shall be equal to the greater of (i) 95% of the then Market Basic Rent of the Subleased Premises (as determined in accordance with Section 25 of the Master Lease), or (ii) the Fixed Rent at the expiration of the then-current Term, as adjusted for Subtenant Surcharges.

The Sublandlord Extension Offer may be exercised by Subtenant only by notice of exercise given by Subtenant to Sublandlord within sixty (60) days after receipt of the Sublandlord Extension Offer. Failure to so exercise within such period shall render any subsequent attempted exercise void and of no effect, any principles of law to the contrary notwithstanding. The Sublandlord Extension Offer may not be exercised if Subtenant shall be in default hereunder beyond any applicable notice and cure period either at the time of the attempted exercise or at the time of the proposed commencement of the extension term.

26. RIGHT OF FIRST REFUSAL AND FIRST OFFER FOR ADDITIONAL AVAILABLE SPACE. In the event that during the Term, Sublandlord desires to sublease any of the Premises (the “Available Space”) to an entity other than an Affiliate or Successor Entity of Sublandlord, and Sublandlord either offers to sublease such Available Space (“Right of First

Offer”) or receives a bona fide offer to lease such Available Space from an independent entity other than an Affiliate or Successor Entity of Sublandlord or Subtenant, Sublandlord shall notify Subtenant in writing within five (5) business days following receipt by Sublandlord of a bona fide offer from such an entity that is acceptable to Sublandlord (a “Bona Fide Offer”) (including an offer or acceptance from a current tenant or subtenant of the Building). Subtenant shall have an option, exercisable by notice to Sublandlord within fifteen (15) business days after receipt of Sublandlord’s notice, to lease the Available Space in accordance with the provisions contained in this Sublease, including a term coterminous with the Term; provided, however, (i) with respect to a Bona Fide Offer, the Fixed Rent for the Available Space shall be the fixed rent specified in the Bona Fide Offer to Sublandlord, and Sublandlord shall provide Subtenant with all tenant improvement allowances and/or rent concessions included in the Bona Fide Offer, and with respect to the Right of First Offer, the Fixed Rent shall equal the greater of (i) 95% of the then Market Base Rent of the Subleased Premises (as determined in accordance with Section 25 of the Master Lease), or (ii) the then current Fixed Rent of the Subleased Premises, subject to increases as stated herein. Fixed Rent for the Available Space shall commence on the date Landlord delivers the Available Space to Subtenant free of other tenants and occupants. Promptly after Subtenant exercises this Right of First Refusal or the Right of First Offer, the parties shall enter into an amendment to this Sublease that incorporates the Available Space as part of the Subleased Premises, or, at Subtenant’s or Sublandlord’s option, a separate lease on the Available Space. If Subtenant elects not to lease the Available Space, Sublandlord shall have the right to lease the Available Space to any entity on terms and conditions substantially similar to those in the Bona Fide Offer or if Subtenant fails to exercise the Right of First Offer, then upon any terms.

27. COUNTERPARTS; ETC. This Sublease may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, the term “business days” shall refer to any weekday other than a U.S. Federal holiday or bank holiday in the State of Connecticut.

28. HOLDOVER. If Subtenant fails to surrender the Subleased Premises at the expiration or earlier termination of this Sublease, occupancy of the Subleased Premises after the termination or expiration shall be that of a tenancy at sufferance. Subtenant’s occupancy of the Subleased Premises during the holdover shall be subject to all the terms and provisions of this Sublease and Subtenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Fixed Rent and Subtenant Surcharges due for the period immediately preceding the holdover. No holdover by Subtenant or payment by Subtenant after the expiration or early termination of this Sublease shall be construed to extend the Term or prevent Sublandlord from immediate recovery of possession of the Subleased Premises by summary proceedings or otherwise.

29. BROKER. Subtenant warrants to Sublandlord that it has had no dealings with any broker, agent or any other party in connection with the negotiation or execution of this Sublease except Sentry Commercial Real Estate. Subtenant agrees to indemnify, defend and hold Sublandlord harmless from and against any and all claims, cost, expense or liability for commissions or other compensation claimed by any other broker or agent with which Subtenant has dealt in connection with this Sublease.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant herein have duly executed this instrument on the day and year first above written.

SUBLANDLORD:	CIDRA CORPORATION

	By:	F. Kevin Didden
Name: F. Kevin Didden
Title: President & CEO

SUBTENANT:	DSL.net, Inc.

	By:	David F. Struwas
Name: David F. Struwas
Title: President & CEO